EXHIBIT 99.1



                                                        Contact:  Neil Lefort
                                           Vice President, Investor Relations
                                                          Tel: (630) 527-4344


            MOLEX DIRECTORS RENEW STOCK REPURCHASE AUTHORIZATION


Lisle, IL, USA - July 28, 2003 - Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that its Board of Directors has renewed its authorization to permit certain discretionary stock purchases by the Company. The authorization allows the purchase of the Company's outstanding Common Stock (MOLX) and/or Class A Common Stock (MOLXA) during the fiscal year ending June 30, 2004 up to an aggregate value of $100 million.

During the year ended June 30, 2003, under a similar $100 million authorization, the Company purchased 3.4 million shares of the Company's (MOLXA) outstanding stock with a total purchase value of $75.0 million. According to Fred A. Krehbiel, Co-Chairman, "The number of shares of stock purchased during fiscal 2004, will depend upon various factors including the relative price of the stock and future uses of cash including acquisitions."

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex Incorporated is a 65-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 55 manufacturing facilities in 19 countries and employs approximately 17,275 people.





Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.